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                                                                     EXHIBIT 5.1

                                THE STANLEY WORKS
                               1000 Stanley Drive
                         New Britain, Connecticut 06053
                                                                   July 28, 2000

The Stanley Works
1000 Stanley Drive
New Britain, CT 06053

Ladies and Gentlemen:

     I am the Vice President, General Counsel and Secretary of The Stanley Works, a Connecticut corporation (the "Corporation"), and have assisted the Corporation in connection with the filing by the Corporation of a Registration Statement on Form S-8 (the "Registration Statement") relating to the registration of 4,981,000 shares of the Corporation's Common Stock, par value $2.50 per share relating to the Corporation's 1997 Long Term Incentive Plan (the "1997 Plan"), the Corporation's Supplemental Retirement and Account Value Plan for Salaried Employees (the "Supplemental Plan"), the Agreement, dated June 19, 1998, between the Corporation and Stef Kranendijk (the "Kranendijk Agreement") and options granted by the Board of Directors of the Corporation to Larry Porcellato and John Marsland on March 24, 1999 and to Hans-Gerd Fuechtenkort on May 19, 1999 (together with the 1997 Plan, the Supplemental Plan and the Kranendijk Agreement, the "Plans").

     I have examined the originals, or copies certified or otherwise identified to my satisfaction, of the Plans and such other corporate records, documents, certificates or other instruments as in my judgment are necessary or appropriate to enable me to render the opinion set forth below. In rendering such opinion, I have assumed that grants of Common Stock subject to restrictions on transferability pursuant to the Plans will be made only for past services to the Corporation having an aggregate value not less than the aggregate par value of the Common Stock so granted.

     Based on the foregoing, I am of the opinion that authorized but not previously issued shares of Common Stock which may be issued under the Plans have been duly authorized and when issued in accordance with the terms of the Plans will be validly issued, fully paid and non-assessable.

     I hereby consent to the filing of this opinion as an exhibit to the Corporation's Registration Statement. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                                  Very truly yours,

                                  /s/ Jennifer O. Estabrook

                                  Jennifer O. Estabrook
                                  Vice President, General Counsel and Secretary

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